UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 16, 2016

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement..

On June 16, 2016, Response Biomedical Corp. (“Response” or the “Company”) entered into a definitive arrangement agreement (the “Arrangement Agreement”) with 1077801 B.C. Ltd., a company owned by OrbiMed Asia Partners, LP, OrbiMed Private Investments III, LP and OrbiMed Associates III, LP and Shanghai Runda Medical Technology Co., Ltd. (“Runda”) pursuant to which 1077801 B.C. Ltd. will acquire all of the issued and outstanding common shares of Response (“Response Shares”) for cash consideration of $1.12 per Response Share (except in the case of certain rollover shareholders who will instead receive shares of 1077801 B.C. Ltd. on a 1 for 1 basis) (the “Transaction”) by way of a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”). OrbiMed Advisors LLC (“OrbiMed”), an investment management firm focused on the healthcare sector, and its affiliates currently own 4,970,543 Response Shares, representing 50.1% of the issued and outstanding Response Shares, based on 9,925,256 Response Shares outstanding.

At the effective time of the Arrangement, each Shareholder will receive cash consideration of $1.12 for each Response Share held. All currently outstanding stock options to purchase Response Shares (“Options”) will be deemed to be unconditionally vested and exercisable and be deemed to be assigned, transferred and disposed of to the Company in exchange for a cash payment from the Company equal to the amount (if any) by which the consideration exceeds the exercise price per Response Share issuable pursuant to the Options. The Options shall subsequently be immediately cancelled pursuant to the Arrangement. All outstanding Deferred Share Units (“DSU”) and Restricted Share Units (“RSU”) will be paid out in common shares of Response which will then be acquired for cash in the Arrangement.

The Arrangement Agreement contains customary deal protection provisions which, among other matters, restrict Response from soliciting, assisting, initiating, encouraging or facilitating any inquiry, proposal, or offer concerning alternative acquisition proposals. However, the Arrangement Agreement permits Response to respond to unsolicited written acquisition proposals under certain circumstances which include where such acquisition proposal constitutes or could reasonably constitute or lead to a “superior proposal” (as defined in the Arrangement Agreement). 1077801 B.C. Ltd. has the right to match any competing proposal for Response in the event a superior proposal is made. No termination fee is payable by either party.

In connection with the Arrangement Agreement, all directors and officers of the Company have entered into customary voting agreements to vote in favour of the Arrangement. Closing of the Transaction is also subject to the satisfaction of a number of conditions customary for transactions of this nature, including the receipt of certain regulatory, court and stock exchange approvals. In addition, the Transaction will be subject to approval in the Peoples Republic to China from the National Development and Reform Commission, the Ministry of Commerce, and the State Administration of Foreign Exchange.

The foregoing description of the Arrangement Agreement attached hereto as Exhibit 2.1 furnished herewith is intended to provide information regarding the terms of the Arrangement Agreement, and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, the Arrangement Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates.  The Arrangement Agreement contains representations and warranties by the Company and OrbiMed, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Arrangement Agreement were made solely for the benefit of the parties to the Arrangement Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Arrangement Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the descriptions of the Arrangement Agreement and the other agreements described above do not purport to describe all of the terms of such agreements.

On June 16, 2016, the Company issued a press release announcing the Arrangement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 3.02.	Unregistered Sale of Equity Securities.

On June 16, 2016, the Company entered into subscription agreements to undertake a non-brokered private placement financing of up to 1,785,716 common shares of the Company (the “Private Placement”) at a price of U.S. $0.56 per Response Share for total gross proceeds of approximately U.S. $1,000,000. Pursuant to the Private Placement, Response has entered into subscription agreements with OrbiMed, where OrbiMed funds will subscribe for 892,858 Response Shares for total gross proceeds to the Company of approximately U.S. $500,000, and with Runda, where Runda will subscribe for 892,858 Response Shares for total gross proceeds to the Company of approximately U.S. $500,000.

The closing of the Private Placement will be subject to satisfying all of the requirements of the TSX and other conditions typical for a transaction of this nature. The first closing date for the Private Placement is expected to occur in June 2016 or such other date as the Company may determine. The Company intends to use the net proceeds of the Private Placement to fund research and development and operating expenses and for general working capital purposes.

The Private Placement will be made on a non-brokered private placement basis, exempt from prospectus and registration requirements of applicable securities laws. The securities issued pursuant to the Private Placement will be subject to resale restrictions under applicable securities laws.

The securities described herein have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, and accordingly, may not be offered or sold within the United States or to “U.S. Persons”, as such term is defined in Regulation S promulgated under the U.S Securities Act (“U.S. Persons”) except in compliance with the registration requirements of the U.S. Securities Act and applicable state securities requirements or pursuant to exemptions therefrom. The press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States or to U.S. Persons, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful.

The foregoing description of the Private Placement is qualified in its entirety by reference to the Subscription Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On June 16, 2016, the Company issued a press release announcing the Private Placement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

2.1

Arrangement Agreement, dated June 16, 2016, between the Company and 1077801 B.C. Ltd., a company owned by OrbiMed Asia Partners, LP, OrbiMed Private Investments III, LP and OrbiMed Associates III, LP and Shanghai Runda Medical Technology Co., Ltd.

10.1	Form of Subscription Agreement

99.1	Press release, dated June 16, 2016

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

	By:	/s/ William J. Adams
William J. Adams
Chief Financial Officer
Date: June 20, 2016

Exhibit Index

Exhibit No.	Description

2.1

Arrangement Agreement, dated June 16, 2016, between the Company and 1077801 B.C. Ltd., a company owned by OrbiMed Asia Partners, LP, OrbiMed Private Investments III, LP and OrbiMed Associates III, LP and Shanghai Runda Medical Technology Co., Ltd.

10.1	Form of Subscription Agreement

99.1	Press release, dated June 16, 2016